Exhibit 16.1

May 21, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Blue Owl Capital Inc. (formerly known as Altimar Acquisition Corporation) statements included under Item 4.01 of its Form 8-K dated May 21, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on May 19, 2021, following completion of the Company’s quarterly review for the period ended March 31, 2021, which consists only of the accounts of the pre-Business Combination Special Purpose Acquisition Company. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York